Exhibit 10.5

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CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of September 8, 2026, is entered into by and between Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as the “Rights Agent” (as defined herein).

RECITALS

WHEREAS, the Company, Cariboos Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“First Merger Sub”), Cariboos Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Second Merger Sub”), and Korsana Biosciences, Inc., a Delaware corporation (“Korsana”), have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 1, 2026 (the “Merger Agreement”), pursuant to which First Merger Sub will merge with and into Korsana, with Korsana surviving the First Merger as a wholly-owned Subsidiary of the Company, and immediately following the First Merger and as part of the same overall transaction as the First Merger, Korsana will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Company has agreed to issue to the Holders (as defined herein) contingent value rights as hereinafter described; and

WHEREAS, the parties to this Agreement have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of the Company and to make this Agreement a valid and binding agreement of the Company, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, the Holders of more than 35% of the outstanding CVRs, as reflected on the CVR Register.

“Assignee” has the meaning set forth in Section 6.5.

“Business Day” means any day other than a Saturday, Sunday or a day on which the New York Stock Exchange is not open for trading.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” means shares of Parent Common Stock (including, for the avoidance of doubt, those shares of Parent Common Stock with respect to Parent Restricted Stock Awards accelerated pursuant to Section 6.6(e) of the Merger Agreement) and shares of Parent Preferred Stock.

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“CVR” means a contingent contractual right of Holders to receive CVR Proceeds pursuant to the Merger Agreement and this Agreement.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, in each case of clauses (i) and (ii), as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means a date that is no later than thirty (30) days following the receipt of the corresponding portion of Gross Proceeds by the Company or any of its Affiliates, pursuant to which CVR Proceeds are payable to Holders.

“CVR Payment Notice” has the meaning set forth in Section 2.4(b).

“CVR Proceeds” means, without duplication, 100% of the Net Proceeds in the case of any Legacy Assets Transaction.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Term” means (i) with respect to the Legacy Assets Transaction Agreement set forth on Schedule 1.1 hereto, the CVR Term shall automatically extend until the earlier of the (A) fifteenth (15th) anniversary of this Agreement and (B) the expiration or earlier termination by Akebia Therapeutics, Inc. of such Legacy Assets Transaction Agreement pursuant to its terms, and (ii) with respect to the Tisento Shares, the CVR Term shall extend until the end of the Legacy Assets Transaction Period with respect to the Tisento Shares.

“Gross Proceeds” means, without duplication, the sum of all cash consideration actually received by the Company during the CVR Term in consideration for a Legacy Assets Transaction pursuant to a Legacy Assets Transaction Agreement (including any cash actually received upon the sale by the Company or its Affiliates of any equity securities received as consideration in a Legacy Assets Transaction).

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Legacy Assets” means (i) the Tisento Shares, and ,(ii) all of the Company’s and the Company’s Subsidiaries’ right, title and interest in, to and associated with the Legacy Assets Transaction Agreement set forth on Schedule 1.1, including the tangible and intangible assets of the Company or any of its Subsidiaries associated therewith.

“Legacy Assets Transaction” means the sale, transfer, license or other disposition by the Company or any of its Affiliates of all or any part of any Legacy Asset to any third party (including any sale or disposition of equity securities in any Subsidiary of the Company that holds any right, title or interest in or to any Legacy Assets).

“Legacy Assets Transaction Agreement” means a definitive agreement, contract or other definitive arrangement entered into by the Company or any of its Affiliates providing for a transaction or series of transactions regarding a Legacy Assets Transaction, in each case, as set forth on Schedule 1.1 hereto or entered into during the Legacy Assets Transaction Period.

“Legacy Assets Transaction Period” means the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date; provided that, with respect to the Tisento Shares, the Legacy Assets Transaction Period shall extend until the earliest of (A) nine (9) months following the Tisento IPO, (B) the Sale of Tisento, and (C) the fifteenth (15th) anniversary of the Closing Date.

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“Loss” has the meaning set forth in Section 3.2(g).

“Net Proceeds” means, during the CVR Term, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with GAAP. For clarity, (i) if Permitted Deductions exceed the Gross Proceeds as it relates to any payment event, as applicable, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent payment event, as applicable; and (ii) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JPMorgan Chase Bank or its successor entity on the due date of receipt of such Gross Proceeds or due date of payment of relevant Permitted Deductions, as applicable.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Company, in their respective official capacities.

“Party” means the Company or the Rights Agent.

“Permitted Deductions” means the sum of:

(a) any applicable Tax (including any applicable value added or sales taxes or withholding taxes) imposed on or with respect to Gross Proceeds and payable by (or withheld from) the Company or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Legacy Assets Transaction Period) and, without duplication, any income or other similar Taxes payable by the Company or any of its Affiliates that would not have been incurred by the Company or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by the Company or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by the Company or its Affiliates from the Legacy Assets Transaction after reduction for any net operating loss carryforwards or other Tax attributes of the Company or its Affiliates in existence as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by the Company’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by the Company or its Affiliates after the Closing Date);

(b) any reasonable and documented expenses incurred by the Company or any of its Affiliates in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Legacy Asset (in each case, to the extent such expenses are not included in the determination of the Parent Net Cash in accordance with the Merger Agreement), including any costs related to the prosecution, maintenance or enforcement by the Company or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same);

(c) any reasonable and documented expenses incurred or accrued by the Company or any of its Affiliates in connection with (i) the negotiation, entry into and closing of any Legacy Assets Transaction of any Legacy Asset or (ii) the maintenance and enforcement costs related to the CVRs (including fees and expenses related to the Rights Agent), including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;

(d) any Losses incurred or reasonably executed to be incurred by the Company or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Legacy Assets Transaction, including indemnification obligations of the Company or any of its Affiliates set forth in any Legacy Assets Transaction Agreement;

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(e) any proceeds in consideration for a Legacy Assets Transaction pursuant to a Legacy Assets Transaction Agreement included in the final determination of the Parent Net Cash in accordance with the Merger Agreement;

(f) any royalties or other amounts payable by the Company or any of its Affiliates to any third party in connection with any Legacy Assets;

(g) any Liabilities borne by the Company or any of its Affiliates pursuant to Contracts related to Legacy Assets, including costs arising from the termination thereof (in each case, only to the extent not included in the calculation of Parent Net Cash);

(h) any Liabilities existing or incurred during the CVR Term that would have been required to be included in the calculation of the Parent Net Cash to the extent not taken account in the calculation of the Parent Net Cash in accordance with the Merger Agreement; and

(i) $75,000, which amount represents the expenses to be incurred by the Company in connection with its obligations hereunder.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sale of Tisento” means (i) the sale of all or substantially all of the assets of Tisento on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of Tisento’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all, or substantially all, of the outstanding equity interests of Tisento to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of Tisento’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Tisento or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Tisento.

“Tisento” means Tisento Therapeutics Holdings Inc.

“Tisento IPO” means the consummation of Tisento’s initial public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to the Securities Act.

“Tisento Shares” means the equity interests of Tisento owned by the Company.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) The CVRs represent the rights of Holders to receive CVR Proceeds pursuant to this Agreement. The initial Holders will be the holders of Company Shares as of immediately prior to the Effective Time. One CVR will be issued with respect to each Company Share that is outstanding as of immediately prior to the Effective Time.

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(b) The Company hereby appoints the Rights Agent to act as Rights Agent for the Company in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from the Company. The CVR Register will initially show one position for Cede & Co. representing Company Shares held by DTC on behalf of the street holders of the Company Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or Company Shares by DTC to such street name holders. The Company is solely responsible for accurate, complete and timely Holder, beneficial-owner, allocation, address, tax and payment information. The Rights Agent may conclusively rely on that information and has no duty to identify beneficial owners, reconcile DTC or nominee positions, or supervise distributions by DTC, nominees or intermediaries.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its good faith determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. The Company and Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

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(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent shall, subject to its good faith determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Company or the Acting Holders may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

(e) The Company will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Shares as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and the Company’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Shares as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.4 Payment Procedures.

(a) If a Legacy Assets Transaction Agreement is entered prior to the end of the Legacy Assets Transaction Period, then the Company shall promptly deliver to the Rights Agent written notice indicating that a Legacy Assets Transaction Agreement has been entered into and a copy of the Legacy Assets Transaction Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date and subject to Section 4.6, the Company shall deliver to the Rights Agent (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds; (B) the source and trigger event for such payment of CVR Proceeds; and (C) if applicable, a detailed calculation of Gross Proceeds (including any calculations and/or supporting documentation applicable to any allocation determination for consideration related or not related to a Legacy Asset), Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof) and (iii) any other letter of instruction required by the Rights Agent. The Rights Agent has no duty to calculate, verify, audit or determine payment triggers, Gross Proceeds, Net Proceeds, Permitted Deductions, CVR Proceeds, CVR Payment Amounts, allocations or sufficiency of funds. The Company shall provide a complete payment instruction file in a format reasonably acceptable to the Rights Agent, and the Rights Agent may conclusively rely on it. On or prior to any CVR Payment Date and subject to Section 4.6, the Company shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.6. All amounts delivered by the Company hereunder shall be delivered in U.S. dollars. For the avoidance of doubt, the Company shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of the Company’s obligations set forth in this Section 2.4(b) and Section 2.7. With respect to cash deposited by the Company with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account therefor in the name of the Rights Agent for the benefit of the Company. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable Tax withholding payments pursuant to Section 2.7(b) herein. The Rights Agent shall

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have no responsibility or liability for any diminution of funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.4(b), including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of the Rights Agent (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to the Company, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of the Company in respect of cash deposited hereunder. For the avoidance of doubt, the Company acknowledges that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at the Company’s sole cost and expense) and, following the applicable CVR Payment Date, promptly (and in any event within thirty (30) days following such CVR Payment Notice) pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date; provided, that with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the CVR Payment Notice, by wire transfer of immediately available funds to the account specified on such instruction. The Rights Agent’s payment obligation arises only after receipt of immediately available funds, a complete payment instruction file, all required tax instructions and forms, and other information reasonably requested. Any payment deadline runs from receipt of that complete package. The Rights Agent is not responsible for delays caused by incomplete, inaccurate or untimely materials, funding, tax information, DTC, nominees, banks or intermediaries.

(d) Any portion of the CVR Payment Amount that remains undistributed to a Holder twelve (12) months after the applicable CVR Payment Date will be delivered by the Rights Agent to the Company, upon demand, and any Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Company than those accorded to general unsecured creditors of the Company under applicable Law.

(e) None of the Company, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Company’s, any of its Affiliates’ or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to any Governmental Body), the CVR Payment Amount will become the property of the Company, to the extent permitted by applicable Law, free and clear of all claims or interest of any Person previously entitled thereto. If the CVR Payment Amount does not become the property of the Company as per applicable Law upon transfer by the Rights Agent, such Holder will thereafter look only to the Company for payment of the CVR Payment Amount, without interest, and the Company will be responsible for escheatment to the applicable Governmental Body. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that the Company is unable to provide the Rights Agent with the applicable wire instructions to transfer such property to the Company before the CVR Proceeds would escheat to the applicable Governmental Body. In addition to and not in limitation of any other indemnity obligation herein, the Company agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Company.

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Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) If and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.

(b) If and when issued, the CVRs will not represent any equity or ownership interest in the Company or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a shareholder of the Company or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of the Company and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Legacy Assets Transaction will occur prior to the expiration of the Legacy Assets Transaction Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither the Company nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement and that in no event shall the Company, its board of directors or its officers and Affiliates be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to the Company or a Person nominated in writing by the Company (with written notice thereof from the Company to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by the Company of such transfer and cancellation. Nothing in this Agreement is intended to prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

Section 2.7 Tax Matters.

(a) The Company intends that, for all U.S. federal and applicable state and local income tax purposes, (i) the issuance of the CVRs pursuant to Section 2.1 of this Agreement is intended to be treated as a distribution of property (and not debt or equity of the Company) by the Company to its shareholders governed by Code Section 301 and (ii) any CVR Payment Amount (if any) is intended to be treated as a contractual payment pursuant to the rights afforded by this Agreement to the Holder and not as a distribution by the Company in respect of stock in the Company. The Company and its Affiliates (including the Company after the Merger) shall (and the Company shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

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(b) In addition to any Permitted Deductions, the Company and its Affiliates (including the Company after the Merger) and the Rights Agent shall be entitled to, and the Company will instruct the Rights Agent or its applicable Affiliate to, deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law. Prior to making (or causing to be made) any Tax deduction or withholding pursuant to this Section 2.7(b), the Rights Agent will (and the Company shall instruct the Rights Agent to) provide the opportunity for the Holders to provide properly completed and duly executed Internal Revenue Service Forms W-9 or applicable Form W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to eliminate or reduce withholding. The Rights Agent shall and the Company shall (or shall cause its applicable Affiliate to), as applicable, promptly and timely remit, or cause to be promptly and timely remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Promptly following such withholding, the Company will (or will instruct its applicable Affiliate or the Rights Agent to) deliver to the Person to whom such amounts would otherwise have been paid reasonably acceptable evidence of such withholding. Any amounts not withheld by the Company or the Rights Agent on the issuance of CVRs to the Holders or any payments to the Holders under this Agreement (including CVR Payment Amounts) and subsequently determined to have been required to be withheld by the Company by any relevant governmental entity shall be paid by the Holders through a deduction from future CVR Payment Amounts payable to the applicable Holder(s). In connection with the distribution of CVRs to the Holders, the Company, the Rights Agent shall be entitled to make reasonable estimations of the Company’s “earnings and profits” (as such term is defined for federal income tax purposes (including the adjustments described in Section 312 of the Code), and shall be entitled to adopt the withholding tax procedures described in Treasury Regulation Section 1.1441-3(c)(2)(ii) in connection with the foregoing).

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent in connection with this Agreement (but not including reimbursable expenses and other charges) during the twelve (12) month period (or such lesser period if the services under this Agreement have been provided for less than twelve (12) months) immediately preceding the event for which recovery from the Rights Agent is being sought, less any amounts previously paid by Broadridge in satisfaction or settlement of other claims in connection with this Agreement. ANYTHING TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGES, AND REGARDLESS OF THE FORM OF ACTION.

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(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Korsana. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

Section 3.2 Certain Rights of Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. The Rights Agent’s duties are solely ministerial. It has no implied duty to investigate, validate, corroborate, monitor, audit, reconcile, enforce, calculate or independently determine facts, legal conclusions, payment amounts, tax treatment, ownership, transfer eligibility or compliance with any transaction document.

(b) The Rights Agent may rely and will be protected by the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it, in good faith, to be genuine and to have been signed or presented by or on behalf of the Company or, with respect to Section 2.3(d), the Acting Holders.

(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by the Company for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) The Company agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from

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the Rights Agent’s gross negligence, bad faith or willful misconduct; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority. “Rights Agent” in this indemnity includes Broadridge, its Affiliates, and each of their directors, officers, managers, employees, agents, representatives, successors and assigns. The Company shall promptly advance or reimburse documented defense costs upon invoice, subject to repayment only to the extent a final, non-appealable judgment determines that a loss resulted from excluded conduct.

(h) The Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that the Company will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if the Company is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes, in good faith, that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.

(j) The Rights Agent shall have no responsibility to the Company, any holders of CVRs, any holders of Company Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.

(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Company, Korsana or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of the Company or Korsana or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(m) In the event the Rights Agent believes in good faith any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to the Company, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from the Company or such Holder or other Person which eliminate such ambiguity or uncertainty to the satisfaction of the Rights Agent;

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(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company or Korsana resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(o) The Rights Agent shall not be liable for or by reason of any statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

(p) The Rights Agent shall act hereunder solely as agent for the Company and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company.

(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(r) The Rights Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(s) The obligations of the Company and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by written notice to the Company. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b) The Company will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

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(c) If the Rights Agent resigns, is removed or becomes incapable of acting, the Company will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) The Company will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of the Company.

(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, the Company will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with the Company and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. The Company will furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.

Section 4.2 No Obligations of Public Company. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (a) the Company and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, the Company and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of the Company and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of the Company or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the Legacy Assets, and (c) following the Legacy Assets Transaction Period, the Company shall be permitted to take any action in respect of the Legacy Assets in order to satisfy any wind-down and termination Liabilities of the Legacy Assets. For the avoidance of doubt, during and after the Legacy Assets Transaction Period, the Company shall not be required to use any efforts to pursue one or more Legacy Assets Transactions with respect to the Legacy Assets. Notwithstanding anything to the contrary in this Agreement, the Company shall use commercially reasonable efforts to not, and shall use commercially reasonable efforts to cause its Affiliates not to, (i) take any action or (ii) fail to take any action, in either case, with the primary purpose of avoiding, or intended to prevent or materially delay, (x) during the Legacy Assets Transaction Period, the entry into any Legacy Assets Transaction Agreement or the sale of the Tisento Shares or (y) during the CVR Term, the receipt of Gross Proceeds or the payment of any CVR Proceeds.

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Section 4.3 Books and Records. Until the end of the CVR Term, the Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Rights Agent to confirm the applicable CVR Payment Amount payable hereunder in accordance with the terms specified in this Agreement. This provision does not impose on the Rights Agent an obligation to review, audit, confirm or challenge Company records or calculations. The Rights Agent may rely on Company certificates and independent audit reports delivered to it.

Section 4.4 Audits. Until the expiration of this Agreement and for a period of one (1) year thereafter, the Company shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to the Company to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Date and ending on the last day of the CVR Term. The Company may require such accounting firm to execute a reasonable confidentiality agreement with the Company prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to the Company, but no more than frequently than once per year. No accounting period of the Company shall be subject to audit more than one time by the Representative, as applicable, unless after an accounting period has been audited by the Acting Holders, as applicable, the Company restates its financial results for such accounting period, in which event the Acting Holders, as applicable, may conduct a second audit of such accounting period in accordance with this Section 4.4. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Company to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, the Company shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Notice for the applicable CVR Proceeds. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders shall bear the full cost and expense of such audit unless such audit discloses an underpayment by the Company of ten percent (10%) or more of the CVR Payment Amount due under this Agreement, in which case the Company shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.4.

Section 4.5 Payment of CVR Payment Amounts. The Company shall, promptly following receipt of a payment of CVR Proceeds, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder; provided, that the Company shall aggregate multiple payments of CVR Proceeds until the aggregate amount reaches $250,000 and that such exception does not apply to the final payment of CVR Proceeds which shall occur no later than thirty (30) days following the applicable CVR Payment Date.

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Section 4.6 Prohibited Actions. Unless approved by the Acting Holders (not to be unreasonably withheld, conditioned or delayed), prior to the end of the CVR Term, the Company shall not grant any lien, security interest, pledge or similar interest solely in respect of any Legacy Assets or any Net Proceeds separate and apart from any other assets of the Company.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) The Company, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) to evidence the succession of another person to the Company and the assumption of any such successor of the covenants of the Company;

(iii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(vi) as may be necessary or appropriate to ensure that the Company is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, (ii) in order to give effect to the provisions of Section 2.7 or (iii) following a transfer of such CVRs to the Company or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary or appropriate to ensure that the Company complies with applicable Law; or

(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by the Company of any amendment pursuant to this Section 5.1, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

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Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by the Company without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), the Company and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b) Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

Section 5.3 Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent. No amendment, waiver or supplement affecting the Rights Agent’s rights, duties, obligations, procedures, fees, expense reimbursement, indemnities, liability limitation or immunities is effective without the Rights Agent’s prior written consent in its sole discretion. The Rights Agent is entitled to reimbursement of documented costs and counsel fees incurred in connection with a proposed amendment.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices to Rights Agent and to the Company. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Broadridge Corporate Issuer Solutions, LLC

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Email: [***]

With a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: [***]

Email: [***]

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if to the Company, to:

Korsana Biosciences, Inc.

203 Crescent Street, Buildings 3/3A/4, Suite 503

Waltham, Massachusetts 02453

Attention: [***]

Email: [***]

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111

Attention: [***]

Email: [***]

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.2 Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

Section 6.3 Entire Agreement. As between the Company and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 6.4 Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.4.

Section 6.5 Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, the Company and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 6.4, the Rights Agent may not assign this Agreement without the Company’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, the Company may assign, in its sole discretion and without the consent of any other party, any or all of its

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rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom the Company is merged or consolidated, or any entity resulting from any merger or consolidation to which the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, the Company shall agree to remain liable for the performance by the Company of its obligations hereunder (to the extent the Company exists following such assignment). The Company or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.5 will be void ab initio and of no effect.

Section 6.6 Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than the Company, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Company, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.7 Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.

Section 6.8 Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

Section 6.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

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Section 6.10 Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to the Company.

Section 6.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 6.12 Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the expiration of the CVR Term. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Proceeds under Section 2.4 to the extent earned and received within the time frames set forth herein and prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such payment of CVR Proceeds have been made, if applicable.

Section 6.13 Force Majeure. The Rights Agent shall not be liable for delay or failure caused by events beyond its reasonable control, including acts of God, pandemics, governmental action, war, civil unrest, labor difficulties, utility or telecommunications interruption, computer or data-system malfunction, cyber incident, bank or payment-system interruption, or third-party service-provider failure.

Section 6.14 Further Assurance by Company. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may reasonably be required or requested by the Rights Agent or the Acting Holders for the carrying out or performing by the Rights Agent or the Acting Holders of the provisions of this Agreement.

Section 6.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

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(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(g) All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

CYCLERION THERAPEUTICS, INC.

By:	/s/ Regina Graul
Name:	Regina Graul
Title:	President and Chief Executive Officer
Date:	September 8, 2026

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:	/s/ John P. Dunn
Name:	John P. Dunn
Title:	SVP
Date:	September 8, 2026

[Signature Page to CVR Agreement]

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Schedule 1.1

1.	License Agreement, dated June 3, 2021, by and between the Company and Akebia Therapeutics, Inc.